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                                                                  Exhibit (4)(c)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                             [213 WASHINGTON STREET
                            NEWARK, NEW JERSEY 07102]

               RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT
                               SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-00001]

EFFECTIVE DATE OF THE RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT RIDER:
[Issue Date of the Annuity]

DUE PROOF OF DEATH PERIOD: [A period of [1 year], beginning on the decedent's date of death.]

INSURANCE CHARGE FOR THE RIDER: [Assessed daily at the annualized rate of [0.00]%]

P-SCH-ROP(2/10)-NY